Exhibit 4.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

by and among

QUEEN’S GAMBIT GROWTH CAPITAL,

PIVOTAL HOLDINGS CORP,

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated as of March 30, 2022

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated March 30, 2022, is made by and among Queen’s Gambit Growth Capital, a Cayman Islands exempted company with limited liability (“SPAC”), Pivotal Holdings Corp, a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands (“Holdings”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated January 19, 2021, by and between SPAC and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, SPAC issued (a) 5,933,333 Private Placement Warrants to the Sponsor and (b) 11,500,000 Public Warrants;

WHEREAS, on July 28, 2021, SPAC, Holdings, Swvl Inc. (“Swvl”), Pivotal Merger Sub Company I (“Cayman Merger Sub”) and Pivotal Merger Sub Company II Limited entered into a business combination agreement (as amended, modified or supplemented, from time to time, the “Business Combination Agreement”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the Business Combination Agreement, among other things, SPAC will merge with and into Cayman Merger Sub (the “SPAC Merger”), with Cayman Merger Sub surviving such merger;

WHEREAS, in connection with the SPAC Merger, among other things, each Ordinary Share shall be automatically cancelled, extinguished and converted into the right to receive one Holdings Class A ordinary share of par value US $0.0001 per share (the “Holdings Common Shares A”);

WHEREAS, upon consummation of the SPAC Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Ordinary Shares but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for Holdings Common Shares A;

WHEREAS, the Board has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, as of and with effect on and from the SPAC Merger Effective Time (as defined in the Business Combination Agreement), SPAC desires to assign all of its rights, interests and obligations in and under the Existing Warrant Agreement to Holdings and Holdings wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

SECTION 1.01.    Assignment and Assumption. As of and with effect on and from the SPAC Merger Effective Time (as defined in the Business Combination Agreement, the “Initial Closing”):

(a)    SPAC hereby assigns to Holdings all of SPAC’s rights, interests and obligations in and under the Existing Warrant Agreement (as amended hereby); and

(b)    Holdings hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Initial Closing.

SECTION 1.02.    Consent. The Warrant Agent hereby consents to (a) the assignment of the Existing Warrant Agreement by SPAC to Holdings pursuant to Section 1.01(a) and the assumption of the Existing Warrant Agreement by Holdings from SPAC pursuant to Section 1.01(b), in each case effective as of the Initial Closing, and (b) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Initial Closing.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT.

Effective as of the Initial Closing, SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the SPAC Merger and the transactions contemplated by the Business Combination Agreement).

SECTION 2.01.    References to the “Company”. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Holdings.

SECTION 2.02.    References to Ordinary Shares. All references to “Ordinary Shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Holdings Common Shares A.

SECTION 2.03.    References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion by the Company of an initial Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Closing (as defined in the Business Combination Agreement).

SECTION 2.04.    Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on Holdings shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by Holdings with the Warrant Agent), as follows:

Swvl Inc.

The Offices 4, One Central

Dubai, United Arab Emirates

Attention: Mostafa Kandil, Chief Executive Officer

Email: mk@swvl.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: O. Keith Hallam, III; Nicholas A. Dorsey; Richard Hall

Email: khallam@cravath.com; ndorsey@cravath.com; rhall@cravath.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by Holdings to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with Holdings), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Email: Compliance@continentalstock.com

ARTICLE III

MISCELLANEOUS PROVISIONS.

SECTION 3.01.    Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the SPAC Merger and substantially contemporaneous occurrence of the Initial Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

SECTION 3.02.    Successors. All the covenants and provisions of this Agreement by or for the benefit of SPAC, Holdings or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

SECTION 3.03.    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

SECTION 3.04.    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 3.05.    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

SECTION 3.06.    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUEEN’S GAMBIT GROWTH CAPITAL

By:	/s/ Victoria Grace
Name:	Victoria Grace
Title:	Chief Executive Officer

SIGNATURE PAGE TO

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

PIVOTAL HOLDINGS CORP

By:	/s/ Youssef Salem
Name:	Youssef Salem
Title:	Director

SIGNATURE PAGE TO

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President

SIGNATURE PAGE TO

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT